For period ending June 30, 2009       Exhibit 77D

File number 811-9036

At the March 2009 Board Meeting, the Board approved investment policy changes for UBS Global Securities Relationship Fund permitting the use of passively managed sub-components if and when the Advisor deems it appropriate.

At the March 2009 Board Meeting, the Board approved changing the following funds from non-diversified to diversified: UBS High Yield Relationship Fund; UBS Small Cap Equity Relationship Fund; UBS Global Securities Relationship Fund; UBS Emerging Markets Equity Relationship Fund; UBS US Large Cap Equity Relationship Fund; UBS US Large Cap Value Relationship Fund; UBS International Equity Relationship Fund; UBS US Bond Relationship Fund; UBS US Securitized Mortgage Relationship Fund; UBS Corporate Bond Relationship Fund; UBS US Equity Alpha Relationship Fund; UBS US Large Cap Growth Equity Relationship Fund and UBS Emerging Markets Equity Completion Relationship Fund.

At the June 2009 Board Meeting, the Board approved permitting the following funds to loan portfolio securities up to 33 1/3% of its total assets to qualified broker-dealers and financial institutions: UBS Absolute Return Investment Grade Bond Relationship Fund; UBS Corporate Bond Relationship Fund; UBS High Yield Relationship Fund; UBS U.S. Bond Relationship Fund; UBS U.S. Treasury Inflation Protected Securities Relationship Fund; UBS U.S. Large Cap Equity Relationship Fund.